                                LAMPLIGHTER PARK
                               825 156TH AVENUE NE
                              BELLEVUE, WASHINGTON

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 20, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 2, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: LAMPLIGHTER PARK
    825 156TH AVENUE NE
    BELLEVUE, KING COUNTY, WASHINGTON

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 174 units with a total of 137,954 square feet of rentable area. The improvements were built in 1970. The improvements are situated on 9.99 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 89% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 20, 2003 is:

                                  ($12,000,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.

July 2, 2003                 -s- Douglas Needham, MAI
#053272                      Managing Principal, Real Estate Group
                             Washington State Certified General Real Estate
                             Appraiser #1101111

Report By:
Susan M. Kim

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary..........................................................    4
Introduction...............................................................    9
Area Analysis..............................................................   11
Market Analysis............................................................   14
Site Analysis..............................................................   16
Improvement Analysis.......................................................   16
Highest and Best Use.......................................................   17

                                    VALUATION

Valuation Procedure........................................................   18
Sales Comparison Approach..................................................   20
Income Capitalization Approach.............................................   26
Reconciliation and Conclusion..............................................   37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                  Lamplighter Park
LOCATION:                       825 156th Avenue NE
                                Bellevue, Washington

INTENDED USE OF ASSIGNMENT:     Court Settlement
PURPOSE OF APPRAISAL:           "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:             Fee simple estate

DATE OF VALUE:                  May 20, 2003
DATE OF REPORT:                 July 2, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
   Size:                        9.99 acres, or 435,164 square feet
   Assessor Parcel No.:         2625059124
   Floodplain:                  Community Panel No. 53033C0657F (May 16, 1995)
                                Flood Zone X, an area outside the floodplain.
   Zoning:                      R-30 (Residential)

BUILDING:
   No. of Units:                174 Units
   Total NRA:                   137,954 Square Feet
   Average Unit Size:           793 Square Feet
   Apartment Density:           17.4 units per acre
   Year Built:                  1970

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                     Market Rent
           Square  ---------------    Monthly    Annual
Unit Type   Feet   Per Unit  Per SF   Income     Income
---------------------------------------------------------
1Br/1Ba     724    $    750  $1.04   $ 90,750  $1,089,000
2Br/1Ba     950    $  1,000  $1.05   $ 53,000  $  636,000
                                     --------------------
                             Total   $143,750  $1,725,000
                                     ====================

OCCUPANCY:                      89%
ECONOMIC LIFE:                  45 Years
EFFECTIVE AGE:                  20 Years
REMAINING ECONOMIC LIFE:        25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                               SUBJECT PHOTOGRAPHS


[EXTERIOR - APARTMENT PICTURE]                  [EXTERIOR - APARTMENT PICTURE]

                                   [AREA MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                               [NEIGHBORHOOD MAP]

HIGHEST AND BEST USE:
   As Vacant:                  Hold for future multi-family development
   As Improved:                Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                           Amount            $/Unit
---------------------                                           ------            ------
Potential Rental Income                                    $1,725,000          $9,914
Effective Gross Income                                     $1,691,700          $9,722
Operating Expenses                                         $702,459            $4,037            41.5% of EGI
Net Operating Income:                                      $945,741            $5,435

Capitalization Rate                                        8.00%
DIRECT CAPITALIZATION VALUE                                $11,700,000 *       $67,241 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                             10 years
2002 Economic Vacancy                                      32%
Stabilized Vacancy & Collection Loss:                      10%
Lease-up / Stabilization Period                            N/A
Terminal Capitalization Rate                               9.00%
Discount Rate                                              10.50%
Selling Costs                                              2.00%
Growth Rates:
   Income                                                  3.00%
   Expenses:                                               3.00%
DISCOUNTED CASH FLOW VALUE                                 $11,800,000 *       $67,816 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $11,800,000         $67,816 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)                      $63,162 to $96,500
   Range of Sales $/Unit (Adjusted)                        $70,928 to $72,916
VALUE INDICATION - PRICE PER UNIT                          $12,400,000 *       $71,264 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales                      7.21 to 8.12
   Selected EGIM for Subject                               7.25
   Subject's Projected EGI                                 $1,691,700
EGIM ANALYSIS CONCLUSION                                   $12,200,000 *       $70,115 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $12,100,000 *       $69,540 / UNIT

RECONCILED SALES COMPARISON VALUE                          $12,200,000         $70,115 / UNIT

----------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                                         $12,400,000
   NOI Per Unit                                           $12,100,000
   EGIM Multiplier                                        $12,200,000
INDICATED VALUE BY SALES COMPARISON                       $12,200,000        $70,115 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:                          $11,700,000
   Discounted Cash Flow Method:                           $11,800,000
INDICATED VALUE BY THE INCOME APPROACH                    $11,800,000        $67,816 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                      $12,000,000        $68,966 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 825 156th Avenue NE, Bellevue, King County, Washington. Bellevue identifies it as 2625059124.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Susan M. Kim on May 20, 2003. Douglas Needham, MAI has not made a personal inspection of the subject property. Susan M. Kim performed the research, valuation analysis and wrote the report. Douglas Needham, MAI reviewed the report and concurs with the value. Douglas Needham, MAI and Susan M. Kim have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 20, 2003. The date of the report is July 2, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:              6 to 12 months
   EXPOSURE PERIOD:               6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCIP 3. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Bellevue, Washington Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - 164th Place NE
West  - 140th Avenue NE
South - NE 8th Street
North - NE 20th Street

MAJOR EMPLOYERS

Major employers in the subject's area include Boeing, Microsoft, and various high-tech and biotech firms. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                            NEIGHBORHOOD DEMOGRAPHICS

                                                Area
                             ------------------------------------------
Category                     1-Mi. Radius   3-Mi. Radius   5-Mi. Radius        MSA
--------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                 19,295         89,137        204,685      2,480,018
5-Year Population                  19,898         92,062        214,961      2,656,373
% Change CY-5Y                        3.1%           3.3%           5.0%           7.1%
Annual Change CY-5Y                   0.6%           0.7%           1.0%           1.4%

HOUSEHOLDS
Current Households                  8,384         38,830         85,478        991,697
5-Year Projected Households         8,628         40,604         90,807      1,065,406
% Change CY - 5Y                      2.9%           4.6%           6.2%           7.4%
Annual Change CY-5Y                   0.6%           0.9%           1.2%           1.5%

INCOME TRENDS
Median Household Income      $     52,301   $     69,239   $     80,153   $     63,191
Per Capita Income            $     27,548   $     36,138   $     42,598   $     28,774
Average Household Income     $     63,089   $     83,288   $    102,062   $     71,954

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                Area
                             ------------------------------------------
Category                     1-Mi. Radius   3-Mi. Radius   5-Mi. Radius    MSA
--------------------------------------------------------------------------------
Housing Trends
% of Households Renting         58.68%         41.76%         34.38%      35.89%
5-Year Projected % Renting      56.47%         41.31%         34.56%      35.51%

% of Households Owning          35.19%         53.33%         61.68%      59.13%
5-Year Projected % Owning       37.61%         53.91%         61.66%      59.78%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - The Richmond Apartments
South - Puget Power
East  - Crossroads Shopping Center
West  - Residential

CONCLUSIONS

The subject is well located within the city of Bellevue. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                                 MARKET ANALYSIS

The subject property is located in the city of Bellevue in King County. The overall pace of development in the subject's market is more or less stable. There is no new construction coming into the market. The overall economic downturn in the subject's market has limited new construction. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

Period                                Region                           Submarket
--------------------------------------------------------------------------------
Sep-98                                 4.2%                              2.3%
Mar-99                                 3.7%                              3.5%
Sep-99                                 4.0%                              3.2%
Mar-00                                 3.7%                              3.6%
Sep-00                                 3.5%                              2.2%
Mar-01                                 4.2%                              4.0%
Sep-01                                 5.1%                              5.1%
Mar-02                                 8.2%                              9.4%
Sep-03                                 8.2%                              7.5%
Mar-03                                 7.5%                              6.6%

Source: Dupre & Scott Apartment Advisors

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. Since 2001, vacancy rates have increased due to the general slowing in the economy. Boeing has downsized their current operations and anticipates more lay-offs in 2003. However, market participants anticipate that occupancy levels will stabilize by the end of 2003.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                            HISTORICAL AVERAGE RENT

Period              Region           % Change         Submarket         % Change
--------------------------------------------------------------------------------
Sep-98               $760                -              $770                -
Mar-99               $769              1.2%             $803               4.3%
Sep-99               $798              3.8%             $805               0.2%
Mar-00               $812              1.8%             $845               5.0%
Sep-00               $852              4.9%             $879               4.0%
Mar-01               $855              0.4%             $878              -0.1%
Sep-01               $884              3.4%             $926               5.5%
Mar-02               $881             -0.3%             $901              -2.7%
Sep-02               $882              0.1%             $877              -2.7%
Mar-03               $853             -3.3%             $856              -2.4%

Source: Dupre & Scott Apartment Advisors

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

  No.     Property Name                 Units    Ocpy.   Year Built         Proximity to subject
-----------------------------------------------------------------------------------------------------
  R-l     Bellevue Point                 240      92%       1960s      1 mile from the subject
  R-2     Central Park East              384      92%       1970       Apprx. 1 mile north of subject
  R-3     Colony Woods                   396      87%       1972       Less than 1 mile from subject
  R-4     Woodland & Foothill Commons    596      95%       1973       West of the subject
=====================================================================================================
Subject   Lamplighter Park               174      89%       1970
=====================================================================================================

Rental rates have decreased over the past year due to the general slowing of the economy. Concessions and move-in specials are common in the market. However, occupancy rates are beginning to stabilize and rents are beginning to stabilize.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                   9.99 acres, or 435,164 square feet
  Shape                       Irregular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
   Community Panel            53033C0657F, dated May 16, 1995
   Flood Zone                 Zone X
  Zoning                      R-30, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                        ASSESSED VALUE - 2002
                --------------------------------------   TAX RATE /   PROPERTY
PARCEL NUMBER      LAND        BUILDING       TOTAL      MILL RATE      TAXES
------------------------------------------------------------------------------
 2625059124     $2,829,000   $10,042,000   $12,871,000    0.00887     $114,141

IMPROVEMENT ANALYSIS
  Year Built                  1970
  Number of Units             174
  Net Rentable Area           137,954 Square Feet
  Construction:
   Foundation                 Reinforced concrete slab
   Frame                      Heavy or light wood
   Exterior Walls             Brick or masonry
   Roof                       Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include a swimming pool,
                              spa/jacuzzi, basketball court, tennis court, gym
                              room, and parking area.
  Unit Amenities              Individual unit amenities include a balcony,
                              fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, microwave dishwasher, water heater, garbage disposal, washer/dryer, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

Unit Mix:

                                      Unit Area
Unit Type        Number of Units      (Sq. Ft.)
-----------------------------------------------
 1Br/1Ba               121               724
 2Br/1Ba                53               950

Overall Condition                   Average
Effective Age                       20 years
Economic Life                       45 years
Remaining Economic Life             25 years
Deferred Maintenance                None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1970 and consist of a 174-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

SUMMARY OF COMPARABLE SALES - IMPROVED

                                                                      COMPARABLE                   COMPARABLE
            DESCRIPTION                      SUBJECT                     I - 1                       I - 2
----------------------------------------------------------------------------------------------------------------------
  Property Name                      Lamplighter Park         Lake Fenwick Estates        The Overlook at Lakemont
LOCATION:
  Address                            825 156th Avenue NE      24849 46th Avenue S         5305 Lakemont Blvd SE
  City, State                        Bellevue, washington     Kent, WA                    Bellevue, WA
  County                             King                     King                        King
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)             137,924                  202,104                     446,923
  Year Built                         1970                     1988                        1992
  Number of Units                    174                      216                         400
  Unit Mix:                           Type             Total   Type                Total   Type                  Total
                                     1Br/1Ba            121   1Br/1Ba                48   1Br/1Ba                  65
                                     2Br/1Ba             53   2Br/2Ba               138   2Br/2Ba                 234
                                                              3Br/2Ba                30   3Br/2Ba                 101
  Average Unit Size (SF)             793                      936                         1,117
  Land Area (Acre)                   9.9900                   14.1300                     27.5800
  Density (Units/Acre)               17.4                     15.3                        14.5
  Parking Ratio (Spaces/Unit)        000                      Adequate                    2.08
  Parking Type (Gr., Cov., etc.)     Open                     Open Covered                Garage Open Covered
CONDITION:                           Average                  Average                     Good
APPEAL:                              Average                  Average                     Good
AMENITIES:
  Pool/Spa                           Yes/Yes                  Yes/Yes                     Yes/Yes
  Gym Room                           Yes                      Yes                         Yes
  Laundry Room                       No
  Secured Parking                    No                       No                          Yes
  Sport Courts                       No                       No                          Yes
  Washer/Dryer Connection            Yes
  Other
  Other
OCCUPANCY:                           89%                      92%                         95%
TRANSACTION DATA:
  Sale Date                                                   March, 2003                 July, 2002
  Sale Price ($)                                              $13,643,016                 $38,600,000
  Grantor                                                     D. Shafran Investments      Trammel Crow Residential
  Grantee                                                     Meridian Ridge              Drever Multifamily
                                                                                          Opportunity
  Sale Documentation                                          N/A                         N/A
  Verification                                                N/A                         N/A
  Telephone Number
ESTIMATED PRO-FORMA:                                            Total $   $/Unit   $/SF     Total $   $/Unit     $/SF
  Potential Gross Income                                      $1,949,429  $9,025   $9.65  $5,638,748  $14,097   $12.62
  Vacancy/Credit Loss                                         $  154,590  $  716   $0.76  $  281,937  $   705   $ 0.63
  Effective Gross Income                                      $1,794,839  $8,309   $8.88  $5,356,811  $13,392   $11.99
  Operating Expenses                                          $  775,444  $3,590   $3.84  $1,671,301  $ 4,178   $ 3.74
  Net Operating Income                                        $1,019,395  $4,719   $5.04  $3,685,510  $ 9,214   $ 8.25
NOTES:                                                        None                        None
  PRICE PER UNIT                                                        $63,162                      $96,500
  PRICE PER SQUARE FOOT                                                 $ 67.50                      $ 86.37
  EXPENSE RATIO                                                            43.2%                        31.2%
  EGIM                                                                     7.60                         7.21
  OVERALL CAP RATE                                                         7.47%                        9.55%
  Cap Rate based on Pro Forma or Actual Income?                        Pro Forma                    Pro Forma

                                                     COMPARABLE                   COMPARABLE
            DESCRIPTION                                 I - 3                       I - 4
------------------------------------------------------------------------------------------------------
  Property Name                             The Club At Butterlake        Carlton Place
LOCATION:
  Address                                   300 N. 130th Street           3615 147th Place NE
  City, State                               Seattle, WA                   Bellevue, WA
  County                                    King                          King
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                    138,910                       170,706
  Year Built                                1988                          1977
  Number of Units                           182                           209
  Unit Mix:                                  Type                  Total   Type                  Total
                                            Studio                    6   Studio                    1
                                            1Br/1Ba                 120   1Br/1Ba                 138
                                            2Br/2Ba                  56   2Br/2Ba                  70
  Average Unit Size (SF)                    763                           817
  Land Area (Acre)                          4.6600                        9.4800
  Density (Units/Acre)                      39.1                          22.0
  Parking Ratio (Spaces/Unit)               1.38                          2.57
  Parking Type (Gr., Cov., etc.)            Open Covered                  Open Covered
CONDITION:                                  Average                       Average
APPEAL:                                     Average                       Average
AMENITIES:
  Pool/Spa                                  No/No                         Yes/Yes
  Gym Room                                  Yes                           Yes
  Laundry Room
  Secured Parking                           No                            No
  Sport Courts                              Yes
  Washer/Dryer Connection
  Other
  Other
OCCUPANCY:                                  94%                           95%
TRANSACTION DATA:
  Sale Date                                 July, 2002                    May, 2002
  Sale Price ($)                            $15,500,000                   $17,075,000
  Grantor                                   Club at Butter Lake           Carlton Place Associates
  Grantee                                   Bitterlake Associates         Carlton-Bellevue
  Sale Documentation                        N/A                           N/A
  Verification                              N/A                           N/A
  Telephone Number
ESTIMATED PRO-FORMA:                          Total $   $/Unit     $/SF     Total $   $/Unit     $/SF
  Potential Gross Income                    $2,083,520  $11,448   $15.00  $2,213,760  $10,592   $12.97
  Vacancy/Credit Loss                       $  135,429  $   744   $ 0.97  $  110,688  $   530   $ 0.65
  Effective Gross Income                    $1,948,091  $10,704   $14.02  $2,103,072  $10,063   $12.32
  Operating Expenses                        $  700,700  $ 3,850   $ 5.04  $  731,500  $ 3,500   $ 4.29
  Net Operating Income                      $1,247,391  $ 6,854   $ 8.98  $1,371,572  $ 6,563   $ 8.03
NOTES:                                      None                          None
  PRICE PER UNIT                                      $85,165                        $81,699
  PRICE PER SQUARE FOOT                               $111.58                        $100.03
  EXPENSE RATIO                                          36.0%                          34.8%
  EGIM                                                   7.96                           8.12
  OVERALL CAP RATE                                       8.05%                          8.03%
  Cap Rate based on Pro Forma or Actual Income?     Pro Forma                      Pro Forma

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                              [IMPROVED SALES MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $63,162 to $96,500 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $70,928 to $72,916 per unit with a mean or average adjusted price of $72,005 per unit. The median adjusted price is $72,087 per unit. Based on the following analysis, we have concluded to a value of $72,000 per unit, which results in an "as is" value of $12,400,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

SALES ADJUSTMENT GRID


                                                                  COMPARABLE                   COMPARABLE
            DESCRIPTION                     SUBJECT                  I - 1                        I - 2
----------------------------------------------------------------------------------------------------------------
  Property Name                      Lamplighter Park      Lake Fenwick Estates       The Overlook at Lakemont

  Address                            825 156th Avenue NE   24849 46th Avenue S        5305 Lakemont Blvd SE

  City                               Bellevue, Washington  Kent, WA                   Bellevue, WA
  Sale Date                                                March, 2003                July, 2002
  Sale Price ($)                                           $13,643,016                $38,600,000
  Net Rentable Area (SF)             137,954               202,104                    446,923
  Number of Units                    174                   216                        400
  Price Per Unit                                           $63,162                    $96,500
  Year Built                         1970                  1988                       1992
  Land Area (Acre)                   9.9900                14.1300                    27.5800
VALUE ADJUSTMENTS                        DESCRIPTION         DESCRIPTION        ADJ.     DESCRIPTION         ADJ.
  Property Rights Conveyed           Fee Simple Estate     Fee Simple Estate     0%   Fee Simple Estate       0%
  Financing                                                Cash To Seller        0%   Cash To Seller          0%
  Conditions of Sale                                       Arm's Length          0%   Arm's Length            0%
  Date of Sale (Time)                                      03-2003               0%   07-2002                 5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                               $63,162                     $101,325
  Location                                                 Inferior             25%   Comparable              0%
  Number of Units                    174                   216                   0%   400                     5%
  Quality / Appeal                   Good                  Comparable            0%   Superior              -10%
  Age / Condition                    1970                  1988 / Average       -5%   1992 / Good           -10%
  Occupancy at Sale                  89%                   92%                   0%   95%                    -5%
  Amenities                          Good                  Comparable            0%   Comparable              0%
  Average Unit Size (SF)             793                   936                  -5%   1,117                 -10%
---------------------------------------------------------------------------------------------------------------
PHYSICAL ADJUSTMENT                                                             15%                         -30%
---------------------------------------------------------------------------------------------------------------
FINAL ADJUSTED VALUE ($/UNIT)                                     $72,636                     $ 70,928
---------------------------------------------------------------------------------------------------------------

                                             COMPARABLE                 COMPARABLE
            DESCRIPTION                         I - 3                      I - 4
-------------------------------------------------------------------------------------------
  Property Name                      The Club at Bitterlake     Carlton Place

  Address                            300 N. 130th Street        3615 147th Place NE

  City                               Seattle, WA                Bellevue, WA
  Sale Date                          July, 2002                 May, 2002
  Sale Price ($)                     $15,500,000                $17,075,000
  Net Rentable Area (SF)             138,910                    170,706
  Number of Units                    182                        209
  Price Per Unit                     $85,165                    $81,699
  Year Built                         1988                       1977
  Land Area (Acre)                   4.6600                     9.4800
VALUE ADJUSTMENTS                       DESCRIPTION       ADJ.     DESCRIPTION         ADJ.
  Property Rights Conveyed           Fee Simple Estate     0%   Fee Simple Estate       0%
  Financing                          Cash To Seller        0%   Cash To Seller          0%
  Conditions of Sale                 Arm's Length          0%   Arm's Length            0%
  Date of Sale (Time)                07-2002               5%   05-2002                 5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)           $89,423                     $85,783
  Location                           Superior             -5%   Comparable              0%
  Number of Units                    182                   0%   209                     0%
  Quality / Appeal                   Superior             -5%   Superior              -10%
  Age / Condition                    1988 / Average       -5%   1977 / Average          0%
  Occupancy at Sale                  94%                  -5%   95%                    -5%
  Amenities                          Comparable            0%   Comparable              0%
  Average Unit Size (SF)             763                   0%   817                     0%
-----------------------------------------------------------------------------------------
PHYSICAL ADJUSTMENT                                      -20%                         -15%
-----------------------------------------------------------------------------------------
FINAL ADJUSTED VALUE ($/UNIT)                 $71,538                     $72,916
-----------------------------------------------------------------------------------------

SUMMARY

VALUE RANAE (PER UNIT)        $70,928     TO $72,916
MEAN (PER UNIT)               $72,005
MEDIAN (PER UNIT)             $72,087
VALUE CONCLUSION (PER UNIT)   $72,000

VALUE OF IMPROVEMENT & MAIN SITE          $12,528,000
 PV OF CONCESSIONS                       -$    79,000
VALUE INDICATED BY SALES COMPARISON       $12,449,000
APPROACH
ROUNDED                                   $12,400,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                             NOI PER UNIT COMPARISON

                    SALE PRICE             NOI/      SUBJECT NOI
COMPARABLE  NO. OF  -----------         --------------------------  ADJUSTMENT  INDICATED
    NO.      UNITS  PRICE/UNIT    OAR    NOI/UNIT   SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
------------------------------------------------------------------------------------------
   1-1        216   $13,643,016  7.47%  $1,019,395    $ 945,741        1.152     $72,743
                    -----------         --------------------------
                    $    63,162         $    4,719    $   5,435
------------------------------------------------------------------------------------------
   1-2        400   $38,600,000  9.55%  $3,685,510    $ 945,741        0.590     $56,926
                    -----------         --------------------------
                    $    96,500         $    9,214    $   5,435
------------------------------------------------------------------------------------------
   1-3        182   $15,500,000  8.05%  $1,247,391    $ 945,741        0.793     $67,539
                    -----------         --------------------------
                    $    85,165         $    6,854    $   5,435
------------------------------------------------------------------------------------------
   1-4        209   $17,075,000  8.03%  $1,371,572    $ 945,741        0.828     $67,665
                    -----------         --------------------------
                    $    81,699         $    6,563    $   5,435
------------------------------------------------------------------------------------------

            PRICE/UNIT

----------------------------------
  Low      High   Average  Median
$56,926  $72,743  $66,218  $67,602
----------------------------------

 VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

--------------------------------------------------
Estimated Price Per Unit               $    70,000
Number of Units                                174

Value                                  $12,180,000
  PV of Concessions                   -$    79,000
                                       -----------
Value Based on NOI Analysis            $12,101,000
                             Rounded   $12,100,000
--------------------------------------------------

The adjusted sales indicate a range of value between $56,926 and $72,743 per unit, with an average of $66,218 per unit. Based on the subject's competitive position within the improved sales, a value of $70,000 per unit is estimated. This indicates an "as is" market value of $12,100,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                    SALE PRICE
COMPARABLE  NO. OF  -----------   EFFECTIVE    OPERATING              SUBJECT
    NO.      UNITS  PRICE/UNIT   GROSS INCOME   EXPENSE     OER    PROJECTED OER  EGIM
--------------------------------------------------------------------------------------
   1-1        216   $13,643,016   $1,794,839   $  775,444  43.20%                 7.60
                    -----------
                    $    63,162
--------------------------------------------------------------------------------------
   1-2        400   $38,600,000   $5,356,811   $1,671,301  31.20%      41.52%     7.21
                    -----------
                    $    96,500
--------------------------------------------------------------------------------------
   1-3        182   $15,500,000   $1,948,091   $  700,700  35.97%                 7.96
                    -----------
                    $    85,165
--------------------------------------------------------------------------------------
   1-4        209   $17,075,000   $2,103,072   $  731,500  34.78%                 8.12
                    -----------
                    $    81,699
======================================================================================

         EGIM

---------------------------
Low   High  Average  Median
---   ----  -------  ------
7.21  8.12    7.72    7.78
===========================

 VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

---------------------------------------------------
Estimate EGIM                                  7.25
                                        -----------
Subject EGI                             $ 1,691,700

Value                                   $12,264,825
  PV of Concessions                    -$    79,000
                                        -----------
Value Based on EGIM Analysis            $12,185,825
                              Rounded   $12,200,000

                     Value Per Unit     $    70,115
===================================================




There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 41.52% before reserves. The comparable sales indicate a range of expense ratios from 31.20% to 43.20%, while their EGIMs range from 7.21 to 8.12. Overall, we conclude to an EGIM of 7.25, which results in an "as is" value estimate in the EGIM Analysis of $12,200,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $12,200,000.

Price Per Unit                                $12,400,000
NOI Per Unit                                  $12,100,000
EGIM Analysis                                 $12,200,000

Sales Comparison Conclusion                   $12,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.


                        SUMMARY OF ACTUAL AVERAGE RENTS

                            Average
            Unit Area  ----------------
Unit Type   (Sq. Ft.)  Per Unit  Per SF  %Occupied
--------------------------------------------------
1Br/1Ba        724       $765    $1.06     93.0%
2Br/1Ba        950       $952    $1.00     79.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                                  RENT ANALYSIS

                                                                   COMPARABLE RENTS
                                                    ---------------------------------------------
                                                      R-1          R-2         R-3         R-4
                                                    ---------------------------------------------
                                                                                        Woodland
                                                    Bellevue   Central Park   Colony   & Foothill
                                                     Point         East        Woods     Commons
                                                    ---------------------------------------------
                                  SUBJECT  SUBJECT              COMPARISON TO SUBJECT
                    SUBJECT UNIT  ACTUAL   ASKING   ---------------------------------------------
DESCRIPTION             TYPE       RENT     RENT    Inferior   Similar   Similar   Similar         MIN     MAX      MEDIAN   AVERAGE
------------------------------------------------------------------------------------------------------------------------------------
Monthly Rent          1Br/lBa      $ 765   $  750     $ 760      $ 695      $ 730     $ 708       $ 695   $ 760      $ 719    $ 723
Unit Area (SF)                       724      724       640        700        763       690         640     763        695      698
Monthly Rent
 Per Sq. Ft.                       $1.06   $ 1.04     $1.19      $0.99      $0.96     $1.03       $0.96   $1.19      $1.01    $1.04

Monthly Rent          2Br/lBa      $ 952   $1,050     $ 906      $ 820      $ 840     $ 825       $ 820   $ 906      $ 833    $ 848
Unit Area (SF)                       950      950       858        800        909       886         800     909        872      863
Monthly Rent                       $1.00   $ 1.11     $1.06      $1.03      $0.92     $0.93       $0.92   $1.06      $0.98    $0.98
 Per Sq. Ft.

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                          Market Rent
                            Unit Area  ----------------  Monthly     Annual
Unit Type  Number of Units  (Sq. Ft.)  Per Unit  Per SF   Income     Income
-----------------------------------------------------------------------------
1Br/1Ba          121           724      $  750    $1.04  $ 90,750  $1,089,000
2Br/1Ba           53           950      $1,000    $1.05  $ 53,000  $  636,000
                                                  ---------------------------
                                                  Total  $143,750  $1,725,000
                                                  ===========================

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

SUMMARY OF HISTORICAL INCOME & EXPENSES

                               FISCAL YEAR 2000          FISCAL YEAR 2001          FISCAL YEAR 2002
                            ---------------------------------------------------------------------------
                                    ACTUAL                     ACTUAL                   ACTUAL
                            ---------------------------------------------------------------------------
      DESCRIPTION              TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT
-------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $1,793,205   $   10,306   $1,891,433   $   10,870   $1,828,610   $   10,509

  Vacancy                   $   58,087   $      334   $  108,519   $      624   $  485,180   $    2,788
  Credit Loss/Concessions   $      541   $        3   $   44,294   $      255   $  102,685   $      590
                            ---------------------------------------------------------------------------
    Subtotal                $   58,628   $      337   $  152,813   $      878   $  587,865   $    3,379

  Laundry Income            $        0   $        0   $        0   $        0   $        0   $        0
  Garage Revenue            $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue       $   71,213   $      409   $  117,053   $      673   $  219,865   $    1,264
                            ---------------------------------------------------------------------------
    Subtotal Other Income   $   71,213   $      409   $  117,053   $      673   $  219,865   $    1,264
                            ---------------------------------------------------------------------------
Effective Gross Income      $1,805,790   $   10,378   $1,855,673   $   10,665   $1,460,610   $    8,394

Operating Expenses
  Taxes                     $   91,572   $      526   $   79,647   $      458   $   81,882   $      471
  Insurance                 $   16,141   $       93   $   27,200   $      156   $   31,530   $      181
  Utilities                 $  125,451   $      721   $  115,507   $      664   $  131,725   $      757
  Repair & Maintenance      $   20,181   $      116   $   37,806   $      217   $   27,782   $      160
  Cleaning                  $   24,281   $      140   $   27,470   $      158   $   32,164   $      185
  Landscaping               $   67,617   $      389   $   61,135   $      351   $   54,099   $      311
  Security                  $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing       $   16,618   $       96   $   21,687   $      125   $   39,337   $      226
  General Administrative    $  161,317   $      927   $  190,444   $    1,095   $  182,338   $    1,048
  Management                $   91,573   $      526   $   96,049   $      552   $   86,387   $      496
  Miscellaneous             $        0   $        0   $        0   $        0   $        0   $        0

                            ---------------------------------------------------------------------------
Total Operating Expenses    $  614,751   $    3,533   $  656,945   $    3,776   $  667,244   $    3,835

  Reserves                  $        0   $        0   $        0   $        0   $        0   $        0

                            ---------------------------------------------------------------------------
Net Income                  $1,191,039   $    6,845   $1,198,728   $    6,889   $  793,366   $    4,560
                            ---------------------------------------------------------------------------

                               FISCAL YEAR 2003           ANNUALIZED 2003
                            -------------------------------------------------
                               MANAGEMENT BUDGET             PROJECTION                    AAA PROJECTION
                            ------------------------------------------------------------------------------------
                              TOTAL       PER UNIT       TOTAL      PER UNIT      TOTAL       PER UNIT      %
----------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $1,869,150   $   10,742   $1,729,708   $    9,941   $1,725,000   $    9,914   100.0%

  Vacancy                   $  253,500   $    1,457   $  153,760   $      884   $  138,000   $      793     8.0%
  Credit Loss/Concessions   $   97,000   $      557   $    2,584   $       15   $   34,500   $      198     2.0%
                            -----------------------------------------------------------------------------------
    Subtotal                $  350,500   $    2,014   $  156,344   $      899   $  172,500   $      991    10.0%

  Laundry Income            $    7,800   $       45   $        0   $        0   $        0   $        0     0.0%
  Garage Revenue            $        0   $        0   $        0   $        0   $        0   $        0     0.0%
  Other Misc. Revenue       $   51,600   $      297   $  121,200   $      697   $  139,200   $      800     8.1%
                            -----------------------------------------------------------------------------------
    Subtotal Other Income   $   59,400   $      341   $  121,200   $      697   $  139,200   $      800     8.1%

                            -----------------------------------------------------------------------------------
Effective Gross Income      $1,578,050   $    9,069   $1,694,564   $    9,739   $1,691,700   $    9,722   100.0%

Operating Expenses
  Taxes                     $   81,722   $      470   $   81,344   $      467   $  114,144   $      656     6.7%
  Insurance                 $   28,770   $      165   $   26,692   $      153   $   29,580   $      170     1.7%
  Utilities                 $  115,800   $      666   $  102,536   $      589   $  121,800   $      700     7.2%
  Repair & Maintenance      $   22,000   $      126   $   32,936   $      189   $   30,450   $      175     1.8%
  Cleaning                  $   23,900   $      137   $   20,880   $      120   $   26,100   $      150     1.5%
  Landscaping               $   60,000   $      345   $   79,896   $      459   $   60,900   $      350     3.6%
  Security                  $        0   $        0   $        0   $        0   $        0   $        0     0.0%
  Marketing & Leasing       $   36,000   $      207   $   65,652   $      377   $   43,500   $      250     2.6%
  General Administrative    $  203,188   $    1,168   $  210,956   $    1,212   $  191,400   $    1,100    11.3%
  Management                $   80,232   $      461   $   62,220   $      358   $   84,585   $      486     5.0%
  Miscellaneous             $        0   $        0   $        0   $        0   $        0   $        0     0.0%

                            -----------------------------------------------------------------------------------
Total Operating Expenses    $  651,612   $    3,745   $  683,112   $    3,926   $  702,459   $    4,037    41.5%

  Reserves                  $        0   $        0   $        0   $        0   $   43,500   $      250     6.2%

                            -----------------------------------------------------------------------------------
Net Income                  $  926,438   $    5,324   $1,011,452   $    5,813   $  945,741   $    5,435    55.9%
                            -----------------------------------------------------------------------------------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                      CAPITALIZATION RATES
                            ----------------------------------------
                                GOING-IN                TERMINAL
                            ----------------------------------------
                             LOW       HIGH          LOW       HIGH
                            ----------------------------------------
RANGE                       6.00%     10.00%        7.00%     10.00%
AVERAGE                           8.14%                  8.47%
                            ----------------------------------------

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES
------------------------------------------------------------------------------
COMP. NO.            SALE DATE        OCCUP.         PRICE/UNIT            OAR
   I-1                 Mar-03          92%            $63,162             7.47%
   I-2                 Jul-02          95%            $96,500             9.55%
   I-3                 Jul-02          94%            $85,165             8.05%
   I-4                 May-02          95%            $81,699             8.03%
   I-5                 Jan-00           0%                                 N/A
------------------------------------------------------------------------------
                                                         High             9.55%
                                                      ------------------------
                                                          Low             7.47%
                                                      ------------------------
                                                      Average             8.28%
                                                      ------------------------

Based on this information, we have concluded the subject's overall capitalization rate should be 8.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 10.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 10.50% indicates a value of $11,800,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

approximately 43% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

DISCOUNTED CASH FLOW ANALYSIS

                                LAMPLIGHTER PARK

                 YEAR                    APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
            FISCAL YEAR                      1             2             3             4             5             6
------------------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                            $1,725,000    $1,776,750    $1,830,053    $1,884,954    $1,941,503    $1,999,748

   Vacancy                              $  138,000    $  142,140    $  146,404    $  150,796    $  155,320    $  159,980
   Credit Loss                          $   34,500    $   35,535    $   36,601    $   37,699    $   38,830    $   39,995
   Concessions                          $   87,348    $        0    $        0    $        0    $        0    $        0
                                        --------------------------------------------------------------------------------
    Subtotal                            $  259,848    $  177,675    $  183,005    $  188,495    $  194,150    $  199,975

   Laundry Income                       $        0    $        0    $        0    $        0    $        0    $        0
   Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
   Other Misc. Revenue                  $  139,200    $  143,376    $  147,677    $  152,108    $  156,671    $  161,371
                                        --------------------------------------------------------------------------------
      Subtotal Other Income             $  139,200    $  143,376    $  147,677    $  152,108    $  156,671    $  161,371

                                        --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $1,604,352    $1,742,451    $1,794,725    $1,848,566    $1,904,023    $1,961,144

OPERATING EXPENSES:
   Taxes                                $  114,144    $  117,568    $  121,095    $  124,728    $  128,470    $  132,324
   Insurance                            $   29,580    $   30,467    $   31,381    $   32,323    $   33,293    $   34,291
   Utilities                            $  121,800    $  125,454    $  129,218    $  133,094    $  137,087    $  141,200
   Repair & Maintenance                 $   30,450    $   31,364    $   32,304    $   33,274    $   34,272    $   35,300
   Cleaning                             $   26,100    $   26,883    $   27,689    $   28,520    $   29,376    $   30,257
   Landscaping                          $   60,900    $   62,727    $   64,609    $   66,547    $   68,543    $   70,600
   Security                             $        0    $        0    $        0    $        0    $        0    $        0
   Marketing & Leasing                  $   43,500    $   44,805    $   46,149    $   47,534    $   48,960    $   50,428
   General Administrative               $  191,400    $  197,142    $  203,056    $  209,148    $  215,422    $  221,885
   Management                           $   80,218    $   87,123    $   89,736    $   92,428    $   95,201    $   98,057
   Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0

                                        --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $  698,092    $  723,533    $  745,239    $  767,596    $  790,624    $  814,343

   Reserves                             $   43,500    $   44,805    $   46,149    $   47,534    $   48,960    $   50,428

                                        --------------------------------------------------------------------------------
NET OPERATING INCOME                    $  862,760    $  974,113    $1,003,337    $1,033,437    $1,064,440    $1,096,373

   Operating Expense Ratio (% of EGI)         43.5%         41.5%         41.5%         41.5%         41.5%         41.5%
   Operating Expense Per Unit           $    4,012    $    4,158    $    4,283    $    4,411    $    4,544    $    4,680


                 YEAR                    APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
            FISCAL YEAR                      7             8             9            10            11
----------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                            $2,059,740    $2,121,532    $2,185,178    $2,250,734    $2,318,256

   Vacancy                              $  164,779    $  169,723    $  174,814    $  180,059    $  185,460
   Credit Loss                          $   41,195    $   42,431    $   43,704    $   45,015    $   46,365
   Concessions                          $        0    $        0    $        0    $        0    $        0
                                        ------------------------------------------------------------------
    Subtotal                            $  205,974    $  212,153    $  218,518    $  225,073    $  231,826

   Laundry Income                       $        0    $        0    $        0    $        0    $        0
   Garage Revenue                       $        0    $        0    $        0    $        0    $        0
   Other Misc. Revenue                  $  166,212    $  171,198    $  176,334    $  181,624    $  187,073
                                        ------------------------------------------------------------------
      Subtotal Other Income             $  166,212    $  171,198    $  176,334    $  181,624    $  187,073

                                        ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $2,019,978    $2,080,578    $2,142,995    $2,207,285    $2,273,503

OPERATING EXPENSES:
   Taxes                                $  136,294    $  140,383    $  144,594    $  148,932    $  153,400
   Insurance                            $   35,320    $   36,380    $   37,471    $   38,595    $   39,753
   Utilities                            $  145,436    $  149,799    $  154,293    $  158,921    $  163,689
   Repair & Maintenance                 $   36,359    $   37,450    $   38,573    $   39,730    $   40,922
   Cleaning                             $   31,165    $   32,100    $   33,063    $   34,055    $   35,076
   Landscaping                          $   72,718    $   74,899    $   77,146    $   79,461    $   81,845
   Security                             $        0    $        0    $        0    $        0    $        0
   Marketing & Leasing                  $   51,941    $   53,500    $   55,104    $   56,758    $   58,460
   General Administrative               $  228,542    $  235,398    $  242,460    $  249,734    $  257,226
   Management                           $  100,999    $  104,029    $  107,150    $  110,364    $  113,675
   Miscellaneous                        $        0    $        0    $        0    $        0    $        0

                                        ------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $  838,773    $  863,936    $  889,854    $  916,550    $  944,046

   Reserves                             $   51,941    $   53,500    $   55,104    $   56,758    $   58,460

                                        ------------------------------------------------------------------
NET OPERATING INCOME                    $1,129,264    $1,163,142    $1,198,036    $1,233,977    $1,270,997

   Operating Expense Ratio (% of EGI)         41.5%         41.5%         41.5%         41.5%         41.5%
   Operating Expense Per Unit           $    4,821    $    4,965    $    5,114    $    5,268    $    5,426

                                                                Gross Residual Sale                   Deferred
                                                                  Price                  $14,122,187    Maintenance      $         0
Estimated Stabilized NOI  $ 945,741  Sales Expense Rate  2.00%    Less: Sales Expense    $   282,444  Add: Excess Land   $         0
                                                                                         -----------
Months to Stabilized              1  Discount Rate      10.50%  Net Residual Sale Price  $13,839,743  Other Adjustments  $         0
                                                                                                                         -----------
Stabilized Occupancy           91.5% Terminal Cap Rate   9.00%  PV of Reversion          $ 5,099,238  Value Indicated
                                                                Add: NPV of NOI          $ 6,714,618    By "DCF"         $11,813,856
                                                                                         -----------
                                                                PV Total                 $11,813,856            Rounded  $11,800,000

                          "DCF" VALUE SENSITIVITY TABLE

                                                 DISCOUNT RATE
                    -----------------------------------------------------------------------
TOTAL VALUE                   10.00%       10.25%       10.50%       10.75%        11.00%
                    -----------------------------------------------------------------------
                    8.50%  $12,529,970  $12,319,562  $12,113,811  $11,912,599   $11,715,811
                    8.75%  $12,368,550  $12,161,765  $11,959,549  $11,761,784   $11,568,358
                    9.00%  $12,216,098  $12,012,735  $11,813,856  $11,619,347   $11,429,097
TERMINAL CAP RATE   9.25%  $12,071,887  $11,871,761  $11,676,039  $11,484,609   $11,297,364
                    9.50%  $11,935,266  $11,738,206  $11,545,475  $11,356,963   $11,172,563

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $79,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                                LAMPLIGHTER PARK

                                                      TOTAL       PER SQ. FT.     PER UNIT    %OF EGI
-----------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                                      $ 1,725,000    $     12.50     $  9,914
    Less: Vacancy & Collection Loss       10.00%   $   172,500    $      1.25     $    991

    Plus: Other Income
      Laundry Income                               $         0    $      0.00     $      0      0.00%
      Garage Revenue                               $         0    $      0.00     $      0      0.00%
      Other Misc. Revenue                          $   139,200    $      1.01     $    800      8.23%
                                                   -------------------------------------------------
           Subtotal Other Income                   $   139,200    $      1.01     $    800      8.23%
EFFECTIVE GROSS INCOME                             $ 1,691,700    $     12.26     $  9,722
OPERATING EXPENSES:
    Taxes                                          $   114,144    $      0.83     $    656      6.75%
    Insurance                                      $    29,580    $      0.21     $    170      1.75%
    Utilities                                      $   121,800    $      0.88     $    700      7.20%
    Repair & Maintenance                           $    30,450    $      0.22     $    175      1.80%
    Cleaning                                       $    26,100    $      0.19     $    150      1.54%
    Landscaping                                    $    60,900    $      0.44     $    350      3.60%
    Security                                       $         0    $      0.00     $      0      0.00%
    Marketing & Leasing                            $    43,500    $      0.32     $    250      2.57%
    General Administrative                         $   191,400    $      1.39     $  1,100     11.31%
                                                   $    84,585    $      0.61     $    486      5.00%
    Management                             5.00%

    Miscellaneous                                  $         0    $      0.00     $      0      0.00%

TOTAL OPERATING EXPENSES                           $   702,459    $      5.09     $  4,037     41.52%

    Reserves                                       $    43,500    $      0.32     $    250      2.57%
                                                   -------------------------------------------------
NET OPERATING INCOME                               $   945,741    $      6.86     $  5,435     55.90%

----------------------------------------------------------------------------------------------------
    "GOING IN" CAPITALIZATION RATE                        8.00%
    VALUE INDICATION                               $11,821,763    $     85.69     $ 67,941
    PV OF CONCESSIONS
                                                  ($    79,000)

    "AS IS" VALUE INDICATION

        (DIRECT CAPITALIZATION APPROACH)           $11,742,763

                                 ROUNDED           $11,700,000    $     84.81     $ 67,241
---------------------------------------------------------------------------------------------------

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE          VALUE            ROUNDED         $/UNIT          $/SF
------------------------------------------------------------------------
  7.25%        $12,965,703       $13,000,000       $74,713        $94.23
  7.50%        $12,530,880       $12,500,000       $71,839        $90.61
  7.75%        $12,124,110       $12,100,000       $69,540        $87.71
  8.00%        $11,742,763       $11,700,000       $67,241        $84.81
  8.25%        $11,384,527       $11,400,000       $65,517        $82.64
  8.50%        $11,047,365       $11,000,000       $63,218        $79.74
  8.75%        $10,729,469       $10,700,000       $61,494        $77.56

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $11,700,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis         $11,800,000
Direct Capitalization Method          $11,700,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $11,800,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                            Not Utilized
Sales Comparison Approach                                $12,200,000
Income Approach                                          $11,800,000
Reconciled Value                                         $12,000,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 20, 2003 the market value of the fee simple estate in the property is:

                                   $12,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - APARTMENT PICTURE]                    [EXTERIOR - APARTMENT PICTURE]

[EXTERIOR - LEASING OFFICE & CLUBHOUSE PICTURE]       [EXTERIOR-PARKING PICTURE]

[EXTERIOR - SWIMMING POOL PICTURE]             [EXTERIOR - STREET SCENE PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                               SUBJECT PHOTOGRAPHS

[INTERIOR - OFFICE PICTURE]                         [INTERIOR-APARTMENT PICTURE]

[INTERIOR-APARTMENT PICTURE]               [INTERIOR-APARTMENT CORRIDOR PICTURE]

[INTERIOR-FITNESS PICTURE]                          [INTERIOR-CLUBHOUSE PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

   COMPARABLE I-1              COMPARABLE I-2                 COMPARABLE I-3

LAKE FENWICK ESTATES      THE OVERLOOK AT LAKEMONT        THE CLUB AT BITTERLAKE
24849 46th Avenue S         5305 Lakemont Blvd SE           300 N. 130th Street
     Kent, WA                   Bellevue, WA                    Seattle, WA

    [PICTURE]                    [PICTURE]                       [PICTURE]

  COMPARABLE I-4

  CARLTON PLACE
3615 147th Place NE                   N/A
  Bellevue, WA

   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                         COMPARABLE
    DESCRIPTION                                SUBJECT                                      R - 1
------------------------------------------------------------------------------------------------------------------
  Property Name               Lamplighter Park                           Bellevue Point
  Management Company          AIMCO                                      N/A
------------------------------------------------------------------------------------------------------------------
LOCATION:
------------------------------------------------------------------------------------------------------------------
  Address                     825 156th Avenue NE                        15301 NE 20th
  City, State                 Bellevue, Washington                       Bellevue, WA
  County                      King                                       King
  Proximity to Subject                                                   1 mile from the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)      137,954                                    173,840
  Year Built                  1970                                       1960s
  Effective Age               20                                         25
  Building Structure Type     Wood siding walls; asphalt shingle roof    Wood siding walls; asphalt shingle roof
------------------------------------------------------------------------------------------------------------------
  Parking Type
  (Gr., Cov., etc.)           Open                                       Open, Covered
------------------------------------------------------------------------------------------------------------------
  Number of Units             174                                        240
  Unit Mix:                           Type        Unit   Qty.  Mo. Rent             Type         Unit  Qty.   Mo.
                              1  1Br/1Ba            724  121    $765         Studio               450   40  $  660
                              2  2Br/1Ba            950   53    $952     1   1BD/1BH              640   72  $  760
                                                                         2   2BD/1BH              820   48  $  875
                                                                         2   2BD/1BH              880   80  $  925
  Average Unit Size (SF)      793                                        724
  Unit Breakdown:              Efficiency   0%    2-Bedroom  30%           Efficiency    17%     2-Bedroom   53%
                               1-Bedroom   70%    3-Bedroom   0%           1-Bedroom     30%     3-Bedroom    0%
------------------------------------------------------------------------------------------------------------------
CONDITION:                    Average                                    Fair
------------------------------------------------------------------------------------------------------------------
APPEAL:                       Average                                    Fair
AMENITIES:
  Unit Amenities                  Attach. Garage      Vaulted Ceiling         Attach. Garage       Vaulted Ceiling
                               X  Balcony          X  W/D Connect.         X  Balcony              W/D Connect.
                               X  Fireplace                                   Fireplace
                               X  Cable TV Ready                           X  Cable TV Ready
  Project Amenities            X  Swimming Pool                            X  Swimming Pool
                               X  Spa/Jacuzzi         Car Wash             X  Spa/Jacuzzi          Car Wash
                               X  Basketbal Court     BBQ Equipment        X  Basketbal Court      BBQ Equipment
                                  Volleyball Court    Theater Room            Volleyball Court     Theater Room
                                  Sand Volley Ball    Meeting Hall            Sand Volley Ball     Meeting Hall
                               X  Tennis Court        Secured Parking         Tennis Court         Secured Parking
                                  Racquet Ball        Laundry Room            Racquet Ball      X  Laundry Room
                                  Jogging Track       Business Office         Jogging Track        Business Office
                               X  Gym Room                                 X  Gym Room
OCCUPANCY:                    89%                                        92%
LEASING DATA:
  Available Leasing Terms     6 to 12 Months                             6 to 12 Months
------------------------------------------------------------------------------------------------------------------
  Concessions                 $500 of 1st Month Rent                     1 - 1 1/2 Months Free
------------------------------------------------------------------------------------------------------------------
  Pet Deposit                 $150                                       N/A
  Utilities Paid by Tenant:    X  Electric         X  Natural Gas             Electric             Natural Gas
                               X  Water               Trash                   Water                Trash
  Confirmation                May 3003, Property Manager)                May 2003, Property Manager
  Telephone Number            (425)747-2051                              (425) 746-1674
NOTES:                                                                   None
COMPARISON TO SUBJECT:                                                   Inferior
------------------------------------------------------------------------------------------------------------------

                                                COMPARABLE                                   COMPARABLE
    DESCRIPTION                                    R - 2                                       R - 3
----------------------------------------------------------------------------------------------------------------------
  Property Name               Central Park East                              Colony Woods
  Management Company          N/A                                            N/A
----------------------------------------------------------------------------------------------------------------------
LOCATION:
----------------------------------------------------------------------------------------------------------------------
  Address                     15207 NE 16th Place                            15309 NE 13th Place
  City, State                 Bellevue, WA                                   Bellevue, WA
  County                      King                                           King
  Proximity to Subject        Apprx. 1 mile north of subject                 Less than 1 mile from subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)      515,236                                        356,239
  Year Built                  1970                                           1972
  Effective Age               20                                             20
  Building Structure Type     Wood siding walls; asphalt shingle roof        Brick & wood siding walls; asphalt shingl
                                                                             roof
----------------------------------------------------------------------------------------------------------------------
  Parking Type
  (Gr., Cov., etc.)           Open, Covered                                  Open, Covered
----------------------------------------------------------------------------------------------------------------------
  Number of Units             384                                            396
  Unit Mix:                              Type          Unit   Qty.   Mo.               Type         Unit   Qty.   Mo.
                              1   1BD/1BH               700    88  $  695       Studio                695    9  $  645
                              2   1BD/1BH w/den         800     8  $  820    1  1BD/1BH               763  147  $  730
                                  2BD/2BH             1,160   224  $  930    2  2BD/1.5BH             909   76  $  840
                                  3BD/2BH             1,250    64  $1,075       2BD/2BH             1,017  156  $  890
                                                                                3BD/2BH             1,260    8  $1,220
  Average Unit Size (SF)      1,062                                          900
  Unit Breakdown:               Efficiency    0%     2-Bedroom      60%        Efficiency     2%     2-Bedroom   59%
                                1-Bedroom    23%     3-Bedroom      17%        1-Bedroom     37%     3-Bedroom    2%
----------------------------------------------------------------------------------------------------------------------
CONDITION:                    Average                                        Average
----------------------------------------------------------------------------------------------------------------------
APPEAL:                       Average                                        Average
AMENITIES:
  Unit Amenities                X  Attach. Garage       Vaulted Ceiling           Attach. Garage       Vaulted Ceiling
                                X  Balcony              W/D Connect.           X  Balcony           X  W/D Connect.
                                X  Fireplace                                      Fireplace
                                X  Cable TV Ready                              X  Cable TV Ready
  Project Amenities             X  Swimming Pool                               X  Swimming Pool
                                X  Spa/Jacuzzi          Car Wash               X  Spa/Jacuzzi          Car Wash
                                   Basketbal Court      BBQ Equipment             Basketbal Court      BBQ Equipment
                                   Volleyball Court     Theater Room              Volleyball Court     Theater Room
                                   Sand Volley Ball     Meeting Hall              Sand Volley Ball     Meeting Hall
                                   Tennis Court         Secured Parking           Tennis Court         Secured Parking
                                   Racquet Ball      X  Laundry Room              Racquet Ball      X  Laundry Room
                                   Jogging Track        Business Office           Jogging Track        Business Office
                                X  Gym Room                                    X  Gym Room
OCCUPANCY:                    92%                                            87%
LEASING DATA:
  Available Leasing Terms     6 to 12 Months                                 6 to 12 Months
----------------------------------------------------------------------------------------------------------------------
  Concessions                 1 - 1 1/2 Months Free                          None
----------------------------------------------------------------------------------------------------------------------
  Pet Deposit                 $100                                           $150
  Utilities Paid by Tenant:     X  Electric          X  Natural Gas            X  Electric          X  Natural Gas
                                X  Water                Trash                  X  Water                Trash
  Confirmation                May 2003, Property Manager                     May 2003, Property Manager
  Telephone Number            (425) - 746-6909                               (425) 747-4070
NOTES:                        None                                           None
COMPARISON TO SUBJECT:        Similar                                        Similar
----------------------------------------------------------------------------------------------------------------------

                                              COMPARABLE
    DESCRIPTION                                  R - 4
--------------------------------------------------------------------------
  Property Name               Woodland & Foothill Commons
  Management Company          N/A
--------------------------------------------------------------------------
LOCATION:
--------------------------------------------------------------------------
  Address                     13700 NE 10th Place
  City, State                 Bellevue, WA
  County                      King
  Proximity to Subject        West of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)      462,805
  Year Built                  1973
  Effective Age               20
  Building Structure Type     Wood siding walls; asphalt shingle roof
--------------------------------------------------------------------------
  Parking Type
  (Gr., Cov., etc.)           Open, Covered
--------------------------------------------------------------------------
  Number of Units             596
  Unit Mix:                            Type             Unit  Qty.   Mo.
                                 Studio                  413   48  $  599
                              1  1BD/1BH                 690  339  $  708
                              2  2BD/1BH                 886   60  $  825
                                 2BD/2BH               1,016  123  $  906
                                 3BD/2BH               1,177   26  $1,016
  Average Unit Size (SF)      776
  Unit Breakdown:               Efficiency      8%     2-Bedroom     31%
                                1-Bedroom      57%     3-Bedroom      4%
--------------------------------------------------------------------------
CONDITION:                    Slightly Superior
--------------------------------------------------------------------------
APPEAL:                       Good
AMENITIES:
  Unit Amenities                   Attach. Garage       Vaulted Ceiling
                                X  Balcony           X  W/D Connect.
                                X  Fireplace
                                X  Cable TV Ready
  Project Amenities             X  Swimming Pool
                                X  Spa/Jacuzzi          Car Wash
                                   Basketbal Court      BBQ Equipment
                                   Volleyball Court     Theater Room
                                   Sand Volley Ball     Meeting Hall
                                   Tennis Court         Secured Parking
                                   Racquet Ball      X  Laundry Room
                                   Jogging Track        Business Office
                                X  Gym Room
OCCUPANCY:                    95%
LEASING DATA:
  Available Leasing Terms     6 to 12 Months
--------------------------------------------------------------------------
  Concessions                 1 Months Free
--------------------------------------------------------------------------
  Pet Deposit                 $150
  Utilities Paid by Tenant:     X  Electric          X  Natural Gas
                                X  Water                Trash
  Confirmation                May 2003, Property Manager
  Telephone Number            (425) 643-9237
NOTES:                        Tenants pay partial water and sewer.
COMPARISON TO SUBJECT:        Similar
--------------------------------------------------------------------------

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

COMPARABLE R-1                  COMPARABLE R-2                  COMPARABLE R-3

BELLEVUE POINT                CENTRAL PARK EAST                  COLONY WOODS
15301 NE 20th                15207 NE 16th Place             15309 NE 13th Place
 Bellevue, WA                    Bellevue, WA                    Bellevue, WA

         [PICTURE]                  [PICTURE]                          [PICTURE]

      COMPARABLE R-4

WOODLAND & FOOTHILL COMMONS
    13700 NE 10th Place                N/A
       Bellevue, WA

         [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Susan M. Kim provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                              /s/ Douglas Needham
                                              -------------------
                                              Douglas Needham, MAI
                                      Managing Principal, Real Estate Group
                                  Washington State Certified General Real Estate
                                               Appraiser #1101111

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                             DOUGLAS A. NEEDHAM, MAI

                 MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION Douglas A. Needham is a Managing Principal for the Irvine Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

 Valuation                 Mr. Needham has appraised all types of major
                           commercial real estate including apartments, hotels/motels, light and heavy industrial facilities, self-storage facilities, mobile home parks, offices, retail shopping centers, service stations, special-use properties, and vacant land.

 Business Mr. Needham joined AAA in 1998. Prior to joining AAA, he was a senior associate at Koeppel Tener, a senior analyst at Great Western Appraisal Group, and an associate appraiser at R. L. McLaughlin & Associates.

EDUCATION                  Texas A&M University
                           Bachelor of Business
                           Administration - Finance

STATE CERTIFICATIONS       State of Arizona, Certified General Real Estate
                           Appraiser, #30943

                           State of California, Certified General Real Estate Appraiser, #AG025443

                           State of Colorado, Certified General Appraiser, #CG40017035

                           State of Oregon, Certified General Appraiser,
                           #C000686

                           State of Washington, Certified General Real Estate Appraiser, #1101111

PROFESSIONAL               Appraisal Institute, MAI Designated Member
  AFFILIATIONS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

VALUATION AND              Appraisal Institute
  SPECIAL COURSES           Advanced Income Capitalization
                            Appraisal Principles
                            Appraisal Procedures
                            Basic Income Capitalization
                            Standards of Professional Practice

AMERICAN APPRAISAL ASSOCIATES, INC.
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
LAMPLIGHTER PARK, BELLEVUE, WASHINGTON

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.